UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2014

MannKind Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50865	13-3607736
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

28903 North Avenue Paine Valencia, California	91355
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (661) 775-5300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07    Submission of Matters to a Vote of Security Holders.

The following is a brief description of each matter voted upon at our 2014 Annual Meeting of Stockholders held on May 22, 2014 (the “Annual Meeting”), as well as the number of votes with respect to each matter.

•	Our stockholders elected each of the seven individuals nominated by our Board of Directors to serve as directors until the next annual meeting of stockholders. The tabulation of votes in the election was as follows:

Nominee	Shares Voted For	Shares Withheld	Broker Non-Votes
Alfred E. Mann	200,717,580	775,075	130,284,066
Hakan S. Edstrom	200,526,266	966,389	130,284,066
Ronald Consiglio	200,540,739	951,916	130,284,066
Michael Friedman	198,437,395	3,055,260	130,284,066
Kent Kresa	198,422,914	3,069,741	130,284,066
David H. MacCallum	200,647,128	845,527	130,284,066
Henry L. Nordhoff	198,651,180	2,841,475	130,284,066

•	Our stockholders approved, on an advisory basis, the compensation of our named executive officers, as disclosed in our definitive proxy statement for the Annual Meeting, filed with the Securities and Exchange Commission (the “SEC”) on April 11, 2014. The tabulation of votes on this matter was as follows: shares voted for: 180,428,806; shares voted against: 20,166,684; shares abstaining: 897,164; and broker non-votes: 130,284,067.

•	Our stockholders ratified the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. The tabulation of votes on this matter was as follows: shares voted for: 329,160,316; shares voted against: 1,117,532; shares abstaining: 1,498,873; and broker non-votes: 0.

Item 8.01    Other Events.

Pursuant to our non-employee directors compensation program (the “Directors’ Program”), on the date of the Annual Meeting each of our non-employee directors automatically received a grant of restricted stock units (“RSUs”) and options to purchase shares of our common stock (“Options”) under our 2013 Equity Incentive Plan (the “Plan”), as set forth in the table below.

Director	RSUs (1)	Options (1)
Ronald J. Consiglio	4,300	8,600
Michael A. Friedman	4,300	8,600
Kent Kresa	4,300	8,600
David H. MacCallum	4,300	8,600
Henry L. Nordhoff	4,300	8,600

(1)	The shares subject to the awards will vest in 36 equal monthly installments commencing one month from the date of grant; provided that any portion of an award that would otherwise vest prior to the date AFREZZA® is approved by the U.S. Food and Drug Administration (the “FDA approval date”) will be suspended until the FDA approval date, at which time any portion of such award that would have previously vested absent this proviso will immediately vest. Each Option has an exercise price per share of $7.76, which is equal to the closing sale price of our common stock on the Nasdaq Global Market on May 22, 2014. The expiration date of each Option is May 21, 2024.

Additionally, pursuant to the Directors’ Program, certain of our non-employee directors elected to receive additional RSUs in lieu of annual cash retainers, which are set forth in the table below.

Director	RSUs (1)	RSUs (2)
Ronald J. Consiglio	8,333	1,250
Kent Kresa	10,256	1,538

David H. MacCallum	6,410	962
Henry L. Nordhoff	7,372	1,106

(1)	The shares subject to the RSUs will vest on the earlier to occur of (i) the director’s retirement or removal from our Board of Directors; (ii) the director’s death; or (iii) five years from the grant date.

(2)	The shares subject to the RSUs will vest on the earlier to occur of (i) the director’s retirement or removal from the Board of Directors, provided that such retirement or removal occurs more than one year after the grant date; (ii) the director’s death; or (iii) five years from the grant date.

Additionally, on May 22, 2014, our Board of Directors, upon recommendation of the Compensation Committee of our Board of Directors, granted the following RSUs and Options under the Plan to our non-employee directors:

Director	RSUs (1)	Options (1)
Ronald J. Consiglio	15,000	40,000
Michael A. Friedman	15,000	40,000
Kent Kresa	15,000	40,000
David H. MacCallum	15,000	40,000
Henry L. Nordhoff	15,000	40,000

(1)	The shares subject to the awards will vest in 36 equal monthly installments commencing one month from the date of grant; provided that any portion of an award that would otherwise vest prior to the FDA approval date will be suspended until the FDA approval date, at which time any portion of such award that would have previously vested absent this proviso will immediately vest. Each Option has an exercise price per share of $7.76, which is equal to the closing sale price of our common stock on the Nasdaq Global Market on May 22, 2014. The expiration date of each Option is May 21, 2024.

Each of the RSUs described above is evidenced by a Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement, and each of the Options described above is evidenced by a Stock Option Grant Notice and Option Agreements (collectively, the “Grant Documents”), which, together with the Plan, set forth the terms and conditions of the equity awards. The foregoing is only a brief description of the material terms of the RSUs and Options granted to the directors listed above on May 22, 2014, does not purport to be complete and is qualified in its entirety by reference to the Plan, the forms of Grant Documents under the Plan and the Directors’ Program, which we have previously filed with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANNKIND CORPORATION

By:	/s/ David Thomson, Ph.D., J.D.
Name: David Thomson, Ph.D., J.D.
Title: Corporate Vice President, General Counsel and Secretary

Dated: May 29, 2014